INVESTMENT SUB-ADVISORY AGREEMENT

      AGREEMENT made as of this _____ day of March, 2004 by and among Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, a Massachusetts business trust (the "Fund"), First Trust Advisors LP, an Illinois limited partnership and a federally registered investment adviser ("Manager"), and Four Corners Capital Management, LLC, a Delaware limited liability company and a federally registered investment adviser ("Sub-Adviser").

      WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Fund has retained Manager to serve as the investment manager for the Fund pursuant to an Investment Management Agreement between Manager and the Fund (as such agreement may be modified from time to time, "Management Agreement");

      WHEREAS, Management Agreement provides that Manager may, subject to the initial and periodic approvals required under Section 15 of the 1940 Act, appoint one or more sub-advisers for the purpose of furnishing certain services required under Management Agreement; and

      WHEREAS, the Fund and Manager desire to retain Sub-Adviser to furnish investment advisory services for a certain designated portion of the Fund's investment portfolio, upon the terms and conditions hereafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

      1. Appointment. The Fund and Manager hereby appoint Sub-Adviser to provide certain sub-investment advisory services to the Fund for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

      2. Services to be Performed. Subject always to the supervision of Fund's Board of Trustees and Manager, Sub-Adviser will act as sub-adviser for, manage the investment and reinvestment of the Fund's assets with respect to, furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of securities for the portion of the Fund's investment portfolio invested or to be invested in U.S. dollar denominated senior secured floating-rate loans issued by U.S. and non-U.S. issuers that manage, own and/or operate infrastructure and utility assets (the "Senior Loan Component") all on behalf of the Fund and as described in the Fund's registration statement on Form N-2 (File No. 333-112202) as declared effective by the Securities and Exchange Commission and as the same may be amended from time to time. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund, will monitor the Fund's investments in the Senior Loan Component, and will comply with the provisions of the Fund's

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Declaration of Trust and By-laws, as amended from time to time and communicated by the Fund or Manager to Sub-Adviser in writing, and the stated investment objectives, policies and restrictions of the Fund applicable to the Senior Loan Component, as such objectives, policies and restrictions may subsequently be changed by the Fund's Board of Trustees and communicated by the Fund or Manager to Sub-Adviser in writing. The Fund or Manager will promptly provide Sub-Adviser with current copies of the Fund's Declaration of Trust, By-laws, prospectus, statement of additional information and any amendments to any thereof.

      Sub-Adviser is authorized to select the brokers, dealers or banks that will execute the purchases and sales of the Fund's assets comprising the Senior Loan Component on behalf of the Fund upon such instructions as may be given or authorized by Sub-Adviser. In placing orders for corporate loans, which are generally privately negotiated principal transactions, Sub-Adviser may select the agent bank or selling party, in its discretion, in a manner consistent with the principles of best execution. The selection of the agent or selling party will be determined by Sub-Adviser based upon a number of factors, including the best price obtainable, dealer spread or commission, size and difficulty of the transaction the desired time of the trade, confidentiality, execution and operational capabilities, ongoing borrower diligence, reputation for integrity, sound financial condition and practices and research or other services provided. Subject to compliance with the policies and procedures adopted by the Board of Trustees for the Fund and to the extent permitted by and in conformance with applicable law (including Rule 17e-1 of the 1940 Act), Sub-Adviser may select brokers or dealers affiliated with Sub-Adviser. It is understood that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund, or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or Sub-Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. In addition, if in the judgment of Sub-Adviser, the Fund would be benefited by supplemental services, Sub-Adviser is authorized to pay spreads or commissions to brokers or dealers furnishing such services in excess of spreads or commissions that another broker or dealer may charge for the same transaction, provided that Sub-Adviser determined in good faith that the commission or spread paid was reasonable in relation to the services provided and complies with the Fund's policies and procedures.

      In addition, Sub-Adviser may, to the extent permitted by applicable law, aggregate purchase and sale orders of securities placed with respect to the Senior Loan Component with similar orders being made simultaneously for other accounts managed by Sub-Adviser or its affiliates, if in Sub-Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of the Fund occurs as part of any aggregate sale or purchase orders, the objective of Sub-Adviser and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses

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incurred in the transaction, among the Fund and other accounts in an equitable manner. Nevertheless, the Fund and Manager acknowledge that under some circumstances, such allocation may adversely affect the Fund with respect to the price or size of the positions obtainable or salable. Whenever the Fund and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Sub-Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, Sub-Adviser and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client.

      Sub-Adviser will not arrange purchases or sales of securities between the Fund and other accounts advised by Sub-Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 of the 1940 Act) and the Fund's policies and procedures, (b) Sub-Adviser determines the purchase or sale is in the best interests of the Fund, and (c) the Fund's Board of Trustees have approved these types of transactions.

      Subject to compliance with applicable law, the Fund's investment objectives, policies and restrictions and the policies and procedures adopted by the Board of Trustee for the Fund, Sub-Adviser may cause the Fund to invest in securities of issuers advised or managed by persons affiliated with Sub-Adviser.

      To the extent the Fund seeks to adopt, amend or eliminate any objectives, policies, restrictions or procedures in a manner that modifies or restricts Sub-Adviser's authority regarding the execution of the Fund's portfolio transactions, the Fund agrees to use reasonable commercial efforts to consult with Sub-Adviser regarding the modifications or restrictions prior to such adoption, amendment or elimination.

      Sub-Adviser will communicate to the officers and trustees of the Fund such information relating to transactions for the Fund as they may reasonably request. In no instance will portfolio securities be purchased from or sold to Manager, Sub-Adviser or any affiliated person of any of the Fund, Manager, or Sub-Adviser, except as may be permitted under the 1940 Act.

      Sub-Adviser further agrees that it:

             (a) will use the same degree of skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

             (b) will, in all material respects, conform to all applicable Rules and Regulations of the Securities and Exchange Commission and comply with all policies and procedures adopted by the Board of Trustees for the Fund and communicated to Sub-Adviser in writing and, in addition, will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

             (c) will report regularly to Manager and to the Board of Trustees of the Fund (generally on a quarterly basis) and will make appropriate persons available for the purpose of reviewing with representatives of Manager and the Board of Trustees on a regular basis at reasonable times the management of the Fund, including, without limitation, review of the general investment strategies of the Fund, the performance of the Fund's investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by Manager or the Board of Trustees of the Fund; and

             (d) will prepare and maintain such books and records with respect to the Fund's securities and other transactions for the Senior Loan Component as required for registered investment advisers under applicable law or as otherwise reasonably requested by Manager and will prepare and furnish Manager and the Fund's Board of Trustees such periodic and special reports as the Board or Manager may reasonably request. Sub-Adviser further agrees that all records that it maintains for the Fund are the property of the Fund and Sub-Adviser will surrender promptly to the Fund any such records upon the request of Manager or the Fund; (provided, however, that Sub-Adviser shall be permitted to retain copies thereof) and shall be permitted to retain originals (with copies to the Fund) to the extent required under Rule 204-2 of the Investment Advisers Act of 1940 or other applicable law.

      The Sub-Adviser's duties and obligations shall be limited to those expressly set out in this Agreement. The Manager and the Fund acknowledge such limitation.

      3. Expenses. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other assets (including, legal expenses and the costs and expenses of due diligence undertaken by third parties incurred by the Sub-Adviser in connection with the purchase or proposed purchase of such securities or assets, previously approved in writing by the Fund's Chief Financial Officer, and brokerage commissions, if any). However, if approved in writing by the Fund's Chief Financial Officer, Sub-Adviser may be reimbursed for certain extraordinary expenses.

      4. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor, a portfolio management fee ("Management Fee") equal to the annual rate of 0.60% multiplied by that portion of the Total Assets (defined below) comprising the Senior Loan Component. For purposes of calculating the Management Fee, Total Assets means the average daily gross asset value of the Fund (including assets attributable to the Fund's preferred shares, if any, and the principal amount of borrowings), minus the sum of the Fund's accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than the principal amount of any borrowings incurred, commercial paper or notes or other forms of indebtedness issued by the Fund and the liquidation preference of any outstanding preferred shares). The Management Fee shall be payable in arrears on or about the last day of each fiscal quarter during the term of this Agreement.

      For the quarter and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the Management Fee on the basis of the number of days that the Agreement is in effect during the quarter and year, respectively.

      5. Services to Others. The Fund and Manager acknowledge that
Sub-Adviser now acts, and may in the future act, as an investment adviser to other managed accounts and as investment adviser or sub-investment adviser to one or more other investment companies that are not a series of the Fund. In addition, the Fund and Manager acknowledge that the persons employed by Sub-Adviser to assist in Sub-Adviser's duties under this Agreement will not devote their full time to such efforts. It is also agreed that Sub-Adviser may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts and for managing its own accounts.

      6. Limitation of Liability. Sub-Adviser shall not be liable for, and the Fund and Manager will not take any action against Sub-Adviser to hold Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Fund (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of Sub-Adviser's duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

      7. Term; Termination; Amendment. This Agreement shall become effective with respect to the Fund on the same date as Management Agreement between the Fund and Manager becomes effective, provided that it has been approved by a vote of a majority of the outstanding voting securities of the Fund in accordance with the requirements of the 1940 Act, and shall remain in full force until the two-year anniversary of the date of its effectiveness unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Fund, Sub-Adviser may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder. For the avoidance of doubt, the termination of Management Agreement or other termination of or resignation by Manager as investment adviser to the Fund shall not in and of itself cause the termination of this Agreement. In such cases, Sub-Adviser may continue to provide the services herein set forth for the compensation provided herein.

      This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by Manager or Sub-Adviser upon sixty (60) days' written notice to the other parties. This Agreement may also be terminated by the Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of such Fund upon sixty (60) days' written notice to Sub-Adviser by the Fund without payment of any penalty.

      Manager and Sub-Adviser have entered into an agreement that provides, among other things, that if Manager or the Fund terminates or fails to renew this Agreement other than for cause (as defined in the agreement), Manager shall resign as adviser to the Fund and shall not be reinstated as investment adviser or sub-adviser to the Fund. The Fund acknowledges that the terms of such agreement have been fully described to the Board of Trustees.

      The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

      Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments on any unpaid balance of the compensation described in
Section 4 hereof earned prior to such termination and for any additional period during which Sub-Adviser serves as such for the Fund, subject to applicable law.

      8. Notice. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery or sent by facsimile and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.


      If to Manager or Fund:                       If to Sub-Adviser:

Macquarie/First Trust Global Infrastructure/  Four Corners Capital Management, LLC
Utilities Dividend & Income Fund              515 S. Flower Street, Suite 4310
First Trust Advisors                          Los Angeles, California  90071
1001 Warrenville Road, Suite 300              Attention:  Michael P. McAdams
Lisle, Illinois 60532
Attention:  General Counsel

If by Facsimile:  (630) 241-8650              If by Facsimile: (213) 233-4445

      9. Limitations on Liability. All parties hereto are expressly put on notice of the Fund's Agreement and Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement is executed on behalf of the Fund by the Fund's officers in their capacity as officers and not individually and is not binding upon any of the Trustees, officers, or shareholders of the Fund individually but the obligations imposed upon the Fund by this Agreement are binding only upon the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to the Fund, for the enforcement of any claims.

      10. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

      11. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 10 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

      12. Amendment, Etc. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the party against which such amendment, modification or waiver is sought to be enforced.

      13. Authority. Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform this Agreement. The Fund represents that engagement of Sub-Adviser has been duly authorized by the Fund and is in accordance with the Fund's Declaration of Trust and other governing documents of the Fund.

      14. Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Management Fee described in Section 4 hereof are not severable.

      15. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with regard to the subject matter of this Agreement. Any written or oral agreements, statements, promises, negotiations or representations not expressly set forth in this Agreement are of no force and effect.

         IN WITNESS WHEREOF, the Fund, Manager and Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

FIRST TRUST ADVISORS LP                  FOUR CORNERS CAPITAL MANAGEMENT, LLC



By: __________________________________   By: __________________________________
    Title: ___________________________       Title:  __________________________


MACQUARIE/FIRST TRUST GLOBAL
   INFRASTRUCTURE/UTILITIES
   DIVIDEND & INCOME FUND




By: ___________________________________
    Title: ____________________________

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